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                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                                PJ AMERICA, INC.

                                       AND

                              PJ ACQUISITION CORP.



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                                  June 28, 2001
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                                TABLE OF CONTENTS

Section                                                                   Page

1.  The Offer...............................................................2
         1.1  The Offer.....................................................2
         1.2  Company Actions...............................................3
         1.3  SEC Documents.................................................4

2.  The Merger..............................................................5
         2.1  The Merger....................................................5
         2.2  Effective Time................................................5
         2.3  Closing of the Merger.........................................5
         2.4  Effects of the Merger.........................................5
         2.5  Certificate of Incorporation and By-Laws......................6
         2.6  Directors and Officers........................................6

3.  Conversion of Shares....................................................6
         3.1  Conversion of Capital Stock...................................6
         3.2  Exchange of Certificates......................................6
         3.3  Treatment of Stock Options....................................8
         3.4  Withholding Taxes.............................................8
         3.5  Appraisal Rights..............................................8

4.  Representations and Warranties of the Company...........................8
         4.1  Organization and Qualification; Subsidiaries..................9
         4.2  Capitalization of the Company and its Subsidiaries............9
         4.3  Authority Relative to This Agreement; Stockholder Approval...10
         4.4  Schedule 14D-9; Offer Documents; Proxy Statement.............10
         4.5  Consents and Approvals; No Violations........................11
         4.6  Litigation...................................................11
         4.7  Opinion of Financial Advisor.................................12
         4.8  Brokers......................................................12
         4.9  Takeover Statute.............................................12

5.  Representations and Warranties of Purchaser............................12
         5.1  Organization.................................................12
         5.2  Authority Relative to This Agreement.........................13
         5.3  Proxy Statement; Offer Documents.............................13
         5.4  Consents and Approvals; No Violations........................13
         5.5  Financing....................................................14

                                      -i-
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                                TABLE OF CONTENTS

Section                                                                   Page

         5.6  Agreements With the Investor Group Regarding Shares..........14
         5.7  No Business Activities.......................................14

6.  Covenants Related to Conduct of Business...............................14
         6.1  Conduct of Business of the Company...........................14
         6.2  Access to Information........................................17

7.  Additional Agreements..................................................17
         7.1  Company Stockholder Meeting; Proxy Statement.................17
         7.2  Reasonable Best Efforts......................................18
         7.3  Acquisition Proposals........................................18
         7.4  Public Announcement..........................................19
         7.5  Indemnification; Directors' and Officers' Insurance..........19
         7.6  Notification of Certain Matters..............................20
         7.7  SEC Filings..................................................21
         7.8  Antitakeover Statutes........................................21
         7.9  Stockholder Litigation.......................................21
         7.10  Contribution of Shares......................................21

8.  Conditions to Consummation of the Merger...............................21
         8.1  Conditions to Each Party's Obligations to Effect the Merger..21
         8.2  Condition to Purchaser's Obligations to Effect the Merger....22

9.  Termination; Amendment; Waiver.........................................22
         9.1  Termination..................................................22
         9.2  Effect of the Termination....................................23
         9.3  Fees and Expenses............................................23
         9.4  Amendment....................................................24
         9.5  Extension; Waiver............................................24

10.  Miscellaneous.........................................................24
         10.1  Nonsurvival of Representations and Warranties...............24
         10.2  Entire Agreement; Assignment................................25
         10.3  Notices.....................................................25
         10.4  Governing Law...............................................26
         10.5  Descriptive Headings........................................26
         10.6  Parties in Interest.........................................26
         10.7  Severability................................................26

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         10.8  Specific Performance........................................26
         10.9  Waiver of Jury Trial........................................27
         10.10  Counterparts...............................................27
         10.11  Interpretation.............................................27
         10.12  Definitions................................................28


                                    EXHIBITS
Description                                                            Exhibit

Conditions to Purchase......................................................A




                            GLOSSARY OF DEFINED TERMS
Defined Term                                                         Section

Acquisition Proposal................................................10.12(a)
Agreement.......................................................Introduction
Board...............................................................Recitals
Certificate of Merger....................................................2.2
Certificates..........................................................3.2(b)
Closing..................................................................2.3
Closing Date.............................................................2.3
Code.....................................................................3.4
Company.........................................................Introduction
Company Disclosure Schedule................................................4
Company Requisite Vote................................................4.3(b)
Company Securities....................................................4.2(a)
Company Stockholder Meeting........................................7.1(a)(1)
DGCL................................................................10.12(b)
Dissenting Shares.....................................................3.5(a)
Dissenting Stockholders...............................................3.5(a)
Effective Time...........................................................2.2
Exchange Act..........................................................1.1(a)
Expenses..............................................................9.3(a)
Financial Advisor.....................................................1.2(a)
Financing................................................................5.5
Financing Letter.........................................................5.5
GAAP..................................................................6.1(i)
Governmental Entity......................................................4.5

                                     -iii-
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Indemnified Party.....................................................7.5(a)
Investor Group......................................................Recitals
Law.................................................................10.12(c)
Lien..................................................................4.2(b)
Material Adverse Effect.............................................10.12(d)
Merger...................................................................2.1
Merger Consideration..................................................3.1(a)
Offer.................................................................1.1(a)
Offer Documents.......................................................1.3(a)
Offer Price...........................................................1.1(a)
Offer to Purchase.....................................................1.1(b)
Options...............................................................4.2(a)
Paying Agent..........................................................3.2(a)
Person..............................................................10.12(e)
Proxy Statement..........................................................4.4
Purchaser.......................................................Introduction
Schedule 14D-9........................................................1.3(a)
Schedule TO...........................................................1.3(a)
SEC.................................................................10.12(f)
Shares..............................................................Recitals
Special Committee...................................................Recitals
Subsidiary..........................................................10.12(g)
Superior Company Proposal.............................................7.3(a)
Surviving Corporation....................................................2.1
Taxes...............................................................10.12(h)
Transactions.............................................................4.4

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                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into and effective as of June 28, 2001, by and between PJ AMERICA, INC. (the "Company"), a Delaware corporation, and PJ ACQUISITION CORP. ("Purchaser"), a Delaware corporation.

     RECITALS:

     A. The Company has 4,323,648 shares of common stock, par value $.01 per share (the "Shares"), outstanding.

     B. Douglas S. Stephens, President and Chief Executive Officer of the Company, Richard F. Sherman, Chairman of the Board of Directors of the Company and certain other directors and certain significant shareholders of the Company (the "Investor Group"), formed Purchaser to facilitate the acquisition of all the Shares not owned by them through a tender offer at a price of $8.75 per Share.

     C. The Investor Group currently owns approximately 40% of the outstanding Shares which, prior to the Merger (as defined in Section 2.1), will be contributed to Purchaser.

     D. The Board of Directors of the Company (the "Board"), based on the unanimous recommendation of a special committee of independent directors of the Company (the "Special Committee"), has (i) approved this Agreement and the transactions contemplated hereby, including the acquisition by Purchaser of the Shares owned by the Investor Group, the Offer and the Merger, (ii) determined that this Agreement, the Offer (as defined in Section 1.1) and the Merger pursuant to which Purchaser shall merge with and into the Company, with the Company as the surviving corporation, is advisable and fair to, and in the best interests of, the stockholders of the Company (other than Purchaser and the Investor Group), and (iii) recommended acceptance of the Offer and, if applicable, approval and adoption of this Agreement by such stockholders of the Company, subject to the terms and conditions set forth herein.

     E. The Company and Purchaser desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger.

     AGREEMENT:

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

  1. THE OFFER.

     1.1 The Offer.

          (a) As promptly as practicable (but in no event more than fifteen (15) business days after the date of this Agreement), Purchaser shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) a tender offer (the "Offer") for all of the outstanding Shares (other than for Shares owned by Purchaser or the Investor Group at the time of the Offer) at a price of $8.75 per Share, to the seller in cash (such price, or such higher price per Share as may be paid in the Offer, being referred to herein as the "Offer Price"), subject to the conditions set forth in Exhibit A hereto, any of which may be waived by Purchaser in its sole discretion.

          (b) The obligations of Purchaser to commence the Offer and to accept for payment and to pay for any Shares validly tendered prior to the expiration of the Offer and not withdrawn shall be subject only to the conditions set forth in Exhibit A hereto, which conditions may be waived by Purchaser in its sole discretion; provided, however, that, without the approval of the Special Committee, Purchaser may not accept for payment and pay for any Shares unless Shares representing a majority of the Shares not owned by the Purchaser or the Investor Group are validly tendered and not withdrawn. The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") containing the terms set forth in this Agreement and the conditions set forth in Exhibit A hereto. Purchaser shall not, without the prior written consent of the Company, (i) terminate the Offer, except in accordance with the terms of Exhibit A attached hereto or (ii) extend the expiration of the Offer except as specifically provided herein.

          (c) Purchaser expressly reserves the right to modify the terms of the Offer; provided, that, without the Special Committee's prior written consent, Purchaser shall not decrease the Offer Price or decrease the number of Shares sought, change the form of consideration or amend any other condition of the Offer in any manner materially adverse to the holders of the Shares or impose additional conditions without the prior written consent of the Special Committee; provided, however, that, if on the initial scheduled expiration date of the Offer, which shall be twenty
     (20) business days after the date that the Offer is commenced, all conditions to the Offer shall not have been satisfied or waived, Purchaser may, from time to time until such time as all such conditions are satisfied or waived, in its sole discretion, extend the expiration date; provided, further, however, that the expiration date of the Offer may not be extended beyond ninety (90) calendar days after commencement of the Offer without the Special Committee's prior written consent. In addition, the Offer Price may be increased and the Offer may be extended to the extent required by applicable Law in connection with such increase, in each case without the consent of the Special Committee. In addition, Purchaser may make available a "subsequent offering period," in accordance with Rule 14d-11 of the SEC, of not greater than twenty (20) business days. On the terms and subject to the prior satisfaction or waiver of the conditions of the Offer and this Agreement, Purchaser shall accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the expiration of the Offer.

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          (d) The parties understand and agree that the Offer Price has been calculated based upon the accuracy of the representations and warranties set forth in Section 4.2(a) and that, in the event the number of outstanding Shares exceeds the amounts specifically set forth in Section 4.2(a) (including as a result of any stock split, reverse stock split, stock dividend, including any dividend or distribution of securities convertible into stock or stock equivalent of the Company, recapitalization, or other like change occurring after the date of this Agreement), the Offer Price shall be appropriately adjusted. The provisions of this Section 1.1(d) shall not, however, affect the representations and warranties set forth in Section 4.2(a).

     1.2 Company Actions.

          (a) The Company hereby approves of and consents to the Offer and represents that the Board, based on the unanimous recommendation of the Special Committee, has (i) approved this Agreement, (ii) determined that each of the Agreement, the Offer and the Merger are advisable and fair to, and in the best interests of, the stockholders of the Company (other than Purchaser and the Investor Group), (iii) received the opinion of Banc of America Securities LLC, financial advisor to the Company (the "Financial Advisor"), to the effect that, subject to the assumptions, qualifications and limitations therein stated, the Offer Price to be received by holders of Shares pursuant to the Offer and the Merger is fair to the stockholders of the Company (other than Purchaser and the Investor Group) from a financial point of view, (iv) resolved to approve the Offer, the Merger and this Agreement and the transactions contemplated hereby, including the Offer and the Merger (such approval and adoption having been made in accordance with the DGCL), and (v) recommended acceptance of the Offer, and, if applicable, the approval and adoption of this Agreement by such stockholders of the Company. The Company further represents and warrants that (x) the Special Committee has been duly authorized and constituted, and (y) the Special Committee, at a meeting thereof duly called, unanimously determined that the terms of each of this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement are advisable and fair to, and in the best interests of, the stockholders of the Company (other than Purchaser and the Investor Group), and unanimously determined to recommend that the Board (1) approve this Agreement and the transactions contemplated hereby, (2) determine that each of this Agreement, the Offer and the Merger is advisable and fair to, and in the best interests of, the stockholders of the Company (other than Purchaser and the Investor Group), (3) recommend that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer, and (4) recommend that the Company's stockholders approve and adopt this Agreement, if applicable.

          (b) In connection with the Offer, the Company will promptly furnish or cause to be furnished to Purchaser mailing labels, security position listings and any available listings or computer files containing the names and addresses of all holders of record of the Shares as of a recent date, and shall furnish Purchaser with such additional information (including updated lists of holders of the Shares and their addresses, mailing labels and lists of security positions) and such assistance as Purchaser or its agents may reasonably request in communicating the Offer to the record and beneficial holders of the Shares. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents (as defined in Section 1.3(a)) and as are necessary to consummate the Merger, Purchaser and its affiliates and associates shall hold in confidence the information contained in any such labels, listings and files and all other information delivered pursuant to this Section 1.2(b), will use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, will deliver to the Company all copies, extracts or summaries of such information in their possession or the possession of their agents.

     1.3 SEC Documents.

          (a) On the date the Offer is commenced, Purchaser shall file with SEC
     (i) a Tender Offer Statement on Schedule TO in accordance with the Exchange Act with respect to the Offer (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule TO"), and (ii) together with the Company, a Rule 13e-3 Transaction Statement on Schedule 13E-3 with respect to the Offer, which shall be filed as part of the Schedule TO. The Schedule TO will include, as exhibits, the Offer to Purchase and a form of letter of transmittal (collectively, together with any amendments and supplements thereto, the "Offer Documents"). The Company hereby consents to the inclusion in the Offer Documents of the recommendations of the Board and the Special Committee described in Section 1.2(a). Concurrently with the filing of the Schedule TO by Purchaser, the Company shall file with the SEC a Solicitation/Recommendation Statement on
     Schedule 14D-9 in accordance with the Exchange Act (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule 14D-9"), which shall, except as otherwise provided herein, contain the recommendation referred to in clause (v) of the first sentence of Section 1.2(a).

          (b) Purchaser will take all steps necessary to ensure that the Offer Documents, and the Company will take all steps necessary to ensure that the
     Schedule 14D-9, comply in all material respects with the provisions of applicable Federal and state securities Laws. The information provided and to be provided by Purchaser or the Company for use in the Schedule TO, the Offer Documents and the Schedule 14D-9 shall not, on the date first filed with the SEC or first published, sent or provided to stockholders, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Purchaser will take all steps necessary to cause the Offer Documents and Company will take all steps necessary to cause the Schedule 14D-9 to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable Federal and state securities Laws. Purchaser and the Company will promptly correct any information provided by it for use in the Offer Documents and the Schedule 14D-9 if and to the extent that it shall have become false and misleading in any material respect and Purchaser will take all steps necessary to cause the Offer Documents, and the Company will take all steps necessary to cause the Schedule 14D-9, as so corrected to be filed with the SEC and to be disseminated to the holders of the Shares, in each case as and to the extent required by applicable Federal and state securities Laws. Purchaser and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9 and all amendments and supplements thereto prior to their filing with the SEC or dissemination to stockholders of the Company. The Special Committee and its counsel shall be given a reasonable opportunity to review and comment upon the Offer Documents prior to their filing with the SEC or dissemination to stockholders of the Company. The Company agrees to provide Purchaser and its counsel with copies of any written comments that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and Purchaser agrees to provide the Company and its counsel with copies of any written comments that Purchaser or its counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

  2. THE MERGER.

     2.1 The Merger. At the Effective Time (as defined in Section 2.2) and upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, Purchaser shall be merged with and into the Company as soon as reasonably practicable after the completion of the Offer, subject to the other terms of this Agreement, including Sections 7.1, 8 and 9 (the "Merger"). Following the Merger, the Company shall continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of Purchaser shall cease. Purchaser may, upon notice to the Company, modify the structure of the Merger if Purchaser determines it advisable to do so because of tax or other considerations, and the Company shall promptly enter into any amendment to this Agreement necessary or desirable to accomplish such structural modification; provided, however, that no such amendment shall have an adverse effect upon the stockholders of the Company (other than Purchaser).

     2.2 Effective Time. Subject to the provisions of this Agreement, Purchaser and the Company shall cause the Merger to be consummated by filing a certificate of merger or certificate of ownership and merger, as appropriate (either, the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL. The Merger shall become effective upon such filing or at such time thereafter as is provided in the Certificate of Merger (the "Effective Time").

     2.3 Closing of the Merger. The closing of the Merger (the "Closing") will take place at a time and on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Section 8 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), at the offices of Greenebaum Doll & McDonald PLLC, 3300 National City Tower, Louisville, Kentucky 40202, or at such other time, date or place as agreed to in writing by the parties hereto.

     2.4 Effects of the Merger. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Purchaser shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

     2.5 Certificate of Incorporation and By-Laws. The certificate of incorporation of the Company in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable Law. The by-laws of the Company in effect at the Effective Time shall be the by-laws of the Surviving Corporation until amended in accordance with applicable Law.

     2.6 Directors and Officers. From and after the Effective Time, until their successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Purchaser at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Purchaser at the Effective Time shall be the officers of the Surviving Corporation.

  3. CONVERSION OF SHARES.

     3.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the stockholders of the Company:

          (a) each Share issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares as defined in Section 3.5 and any shares to be cancelled pursuant to paragraph (b) below) shall be converted into the right to receive the Offer Price in cash (the "Merger Consideration");

          (b) each Share held in the treasury of the Company or owned by Purchaser shall be cancelled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto; and

          (c) each share of common stock of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into one share of the Surviving Corporation.

     3.2 Exchange of Certificates.

          (a) Paying Agent. Prior to the Effective Time, Purchaser shall designate a bank, trust company or other person, reasonably acceptable to the Special Committee, to act as agent for the holders of the Shares in connection with the Merger (the "Paying Agent") to receive the funds to which holders of the Shares shall become entitled pursuant to the terms of hereof and the Certificate of Merger. Purchaser shall, from time to time, make available to the Paying Agent funds in amounts and at times necessary for the Merger Consideration in cash, without interest, as provided herein and in the Certificate of Merger. All interest earned on such funds shall be paid to Purchaser.


          (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Purchaser shall cause the Paying Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") whose Shares were converted into the right to receive the Merger Consideration pursuant to the terms of the Certificate of Merger, (i) a letter of transmittal (which shall specify that delivery shall be effective, and risk of loss and title to the Certificates shall pass, only upon delivery of the

     Certificates to the Paying Agent and shall be in such form not inconsistent with this Agreement as Purchaser may specify) and (ii) instructions for use in surrendering the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, Purchaser shall cause the Paying Agent to pay to the holder of such Certificate the Merger Consideration, and the Certificate so surrendered shall forthwith be canceled. In the event of a surrender of a Certificate representing Shares which are not registered in the transfer records of the Company under the name of the person surrendering such Certificate, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this
     Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate pursuant to the provisions of this Section
     3. No interest shall be paid or will accrue on the Merger Consideration payable to holders of Certificates pursuant to the provisions of this
     Section 3.

          (c) Transfer Books; No Further Ownership Rights in Shares. At the Effective Time, the stock transfer books of the Company with respect to the Shares shall be closed and thereafter there shall be no further registration of transfers of the Shares on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of the Shares outstanding immediately prior to the Effective Time shall cease to have rights with respect to such Shares, except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 3.

          (d) Termination of Fund; No Liability. At any time following six (6) months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, none of Purchaser, the Surviving Corporation or the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

          (e) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration pursuant to this Agreement.

     3.3 Treatment of Stock Options. At the Effective Time, each stock option issued under the Company's Non-Employee Directors 1996 Stock Incentive Plan and under the Company's 1996 Stock Ownership Incentive Plan shall be terminated and, promptly following the Effective Time, the Surviving Corporation shall pay each holder of such stock options an amount equal to product of (a) the excess, if any, of the Merger Consideration over the per share exercise price thereof and
(b) the number of shares subject thereto (such payment to be net of applicable withholding taxes).

     3.4 Withholding Taxes. Purchaser and the Company shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the Offer Price or the Merger Consideration payable to a holder of Shares pursuant to the Offer or the Merger any withholding and stock transfer Taxes and such amounts as are required under the Internal Revenue Code of 1986, as amended (the "Code"), or any applicable provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by Purchaser or the Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Purchaser or the Company.

     3.5 Appraisal Rights.

          (a) Notwithstanding any provision of this Agreement to the contrary, Shares (collectively, the "Dissenting Shares") that are outstanding immediately prior to the Effective Time and that are held by stockholders who (x) shall have neither voted in favor of the Merger nor consented thereto in writing and (y) shall have demanded properly in writing appraisal for such Shares in accordance with Section 262 of DGCL (the "Dissenting Stockholders") shall not be converted into, or represent the right to receive, the Merger Consideration. Such Dissenting Stockholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of Section 262, except that all Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 3.2(b), of the Certificate or Certificates that formerly evidenced such Shares.

          (b) The Company shall give Purchaser (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to DGCL and received by the Company and
     (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under DGCL. The Company shall not, except with the prior written consent of Purchaser, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

  4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Except as set forth in the disclosure schedule delivered by the Company to Purchaser prior to the execution of this Agreement (the

"Company Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent expressly specified therein), the Company hereby represents and warrants to Purchaser as follows:

     4.1 Organization and Qualification; Subsidiaries. The Company and each of its subsidiaries, is a corporation or legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate, partnership or similar power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by the Company or any such subsidiary to be conducted. Each of the Company and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing does not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     4.2 Capitalization of the Company and its Subsidiaries.

          (a) The authorized capital stock of the Company consists of (i) 20,000,000 shares of common stock of which, as of the date hereof, 4,323,648 are issued and outstanding and (ii) 1,000,000 shares of preferred stock, par value $1.00, none of which are issued and outstanding. All issued and outstanding Shares (i) have been duly authorized and validly issued, (ii) are fully paid and non-assessable, and (iii) are free of preemptive rights. As of the date hereof, 954,000 Shares were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of options (the "Options") listed on Section 4.2 of the Company Disclosure Schedule, which sets forth the material terms of such Options, including but not limited to exercise price and voting provisions. Except as set forth above and except as otherwise set forth on Section 4.2 of the Company Disclosure Schedule, as of the date hereof, there are outstanding
     (i) no shares of capital stock or other voting securities of the Company;
     (ii) no securities of the Company or any of its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company; (iii) no options or other rights to acquire from the Company or any of its subsidiaries, and no obligations of the Company or any of its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company; and (iv) no equity equivalents, interests in the ownership or earnings of the Company or any of its subsidiaries or other similar rights (including stock appreciation rights) (collectively, "Company Securities"). Except as set forth above and except as otherwise set forth on Section 4.2 of the Company Disclosure Schedule, there are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its subsidiaries is a party or to which it is bound relating to the voting of any shares of capital stock of the Company.

          (b) Except as otherwise set forth on Section 4.2 of the Company Disclosure Schedule, all of the outstanding capital stock or other equity or ownership interests of the Company's subsidiaries is owned by the Company, directly or indirectly, free and clear of any Lien (as defined below) or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided as a matter of Law). There are no securities of the Company or its subsidiaries convertible into or exchangeable for, no options or other rights to acquire from the Company or its subsidiaries, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly of, any capital stock or other equity or ownership interests in, or any other securities of, any subsidiary of the Company. There are no outstanding obligations (contractual or otherwise) of the Company or its subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other equity or ownership interests in any subsidiary of the Company. For purposes of this Agreement, "Lien" means, with respect to any asset (including any security) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

     4.3 Authority Relative to This Agreement; Stockholder Approval.

          (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby to which it is a party, subject to the terms and conditions set forth herein. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger and this Agreement, the Company Requisite Vote (as defined in Section 4.3(b)). This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

          (b) The Board by unanimous vote and acting on the unanimous recommendation of the Special Committee, duly and validly authorized the execution and delivery of this Agreement, and has taken all corporate actions required to be taken by the Board for the consummation of the transactions, including the Offer and the Merger, contemplated hereby and has (i) approved this Agreement and the transactions contemplated hereby, including the acquisition by Purchaser of the Shares owned by the Investor Group, the Offer and the Merger, (ii) determined that each of this Agreement, the Offer and the Merger is advisable and fair to, and in the best interests of, the stockholders of the Company (other than Purchaser and the Investor Group), and (iii) recommended acceptance of the Offer and, if applicable, approval and adoption of this Agreement by such stockholders of the Company, subject to the terms and conditions set forth herein. The Board has directed that this Agreement, to the extent required, be submitted to the stockholders of the Company for their approval. The affirmative approval of the holders of at least a majority of the outstanding Shares as of the record date for the Company (the "Company Requisite Vote") is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the transactions contemplated hereby.

     4.4 Schedule 14D-9; Offer Documents; Proxy Statement. Neither the Schedule 14D-9, or any other document required to be filed by the Company with the SEC or any other Governmental

Entity (as defined in Section 4.5) in connection with the Offer or the Merger (collectively, the "Transactions"), nor any information supplied by the Company for inclusion in the Offer Documents shall, at the respective times the Schedule 14D-9 and any such other filings by the Company, the Offer Documents or any amendments or supplements thereto are filed with the SEC or other applicable Governmental Entity or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. The proxy statement (the "Proxy Statement") relating to the Company Stockholder Meeting (as defined in Section 7.1(a)(1)) to be held in connection with the Merger, if required to be held pursuant to applicable Law, will not, on the date the Proxy Statement (including any amendment or supplement thereto) is first mailed to stockholders of the Company, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading or shall, at the time of the Company Stockholder Meeting or at the Effective Time, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholder Meeting which shall have become false or misleading in any material respect. The Schedule 14D-9, and any other document required to be filed by the Company with the SEC in connection with the Transactions and the Proxy Statement will, when filed by the Company with the SEC, comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to the statements made in any of the foregoing documents based on and in conformity with information supplied in writing by or on behalf of Purchaser or members of the Investor Group specifically for inclusion therein.

     4.5 Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, state securities or blue sky Laws, the filing and recordation of the Certificate of Merger as required by the DGCL, and as otherwise set forth in Section 4.5 of the Company Disclosure Schedule, no filing with or notice to, and no permit, authorization, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency or authority (a "Governmental Entity") is necessary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice does not and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     4.6 Litigation. Except as set forth on Section 4.6 of the Company Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the Company's knowledge, threatened against the Company or any of its subsidiaries or any of their respective properties or assets which, as of the date hereof, (i) questions the validity of this Agreement or any action to be taken by the Company in connection with the consummation of the transactions contemplated hereby or (ii) would reasonably be expected to otherwise prevent or delay the consummation of the transactions contemplated by this Agreement.

     4.7 Opinion of Financial Advisor. The Financial Advisor has delivered to the Special Committee and the Board its opinion, dated June 27, 2001, to the effect that, as of such date, the Offer Price to be received in the Offer and the Merger by the Company's stockholders is fair to the Company's stockholders (other than Purchaser and the Investor Group) from a financial point of view, and such opinion has not been withdrawn or modified, it being understood that
(i) the opinion was rendered as of its date only, (ii) events subsequent to that date may effect such opinion and (iii) the Financial Advisor does not have any obligation to update, revise or reaffirm such opinion. The Company has been authorized by the Financial Advisor to permit the inclusion of such opinion in its entirety in the Offer Documents, the Schedule 14D-9 and the Proxy Statement, so long as such inclusion and any description of or reference to the Financial Advisor or summary of such opinion and the related analysis is in form and substance reasonably satisfactory to the Financial Advisor and its counsel.

     4.8 Brokers. No broker, finder or investment banker (other than the Financial Advisor, a true and correct copy of whose engagement agreement has been made available to Purchaser) is entitled to any brokerage, finder's or other fee or commission or expense reimbursement in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its subsidiaries.

     4.9 Takeover Statute. The Special Committee and the Board have approved the Offer, the Merger and this Agreement, and such approval is sufficient to render the provisions of Section 203 of the DGCL inapplicable to the Offer, the Merger and this Agreement, and the transactions contemplated by this Agreement. No other state takeover statute or similar statute or regulation applies or purports to apply to the Offer, Merger or this Agreement or the transactions contemplated by this Agreement. No provision of the certificate of incorporation, by-laws and/or other governing instruments of the Company or any of its subsidiaries would restrict or impair the ability of Purchaser to vote, or otherwise to exercise the rights of a stockholder with respect to the Shares currently owned or which may be acquired by Purchaser or with respect to shares of any subsidiary of the Company.

  5. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser hereby represents and warrants to the Company as follows:

     5.1 Organization.

          (a) Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now conducted or proposed by Purchaser to be conducted, except where the failure to be duly organized, existing and in good standing or to have such power and authority could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser.


          (b) Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing does not and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser.

     5.2 Authority Relative to This Agreement.

          (a) Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. No other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a valid, legal and binding agreements of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

     5.3 Proxy Statement; Offer Documents. The Offer Documents and any other documents to be filed by Purchaser with the SEC or any other Governmental Entity in connection with the transactions will (in the case of the Offer Documents and any such other documents filed with the SEC under the Exchange Act) comply as to form in all material respects with the requirements of the Exchange Act, and will not, on the date of filing with the SEC or other applicable Governmental Entity or, in the case of the Proxy Statement, on the date the Proxy Statement is first mailed to stockholders of the Company, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading or shall, at the time of the Company Stockholder Meeting or at the Effective Time, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholder Meeting which shall have become false or misleading in any material respect. Notwithstanding the foregoing, Purchaser makes no representation or warranty with respect to the statements made in any of the foregoing documents based on and in conformity with information supplied by or on behalf of the Company specifically for inclusion therein.

     5.4 Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, state securities or blue sky Laws and the filing and recordation of the Certificate of Merger as required by the DGCL, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by Purchaser of this Agreement or the consummation by Purchaser of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice do not or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser. Neither the execution, delivery and performance of this Agreement by Purchaser nor the consummation by Purchaser of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of Purchasers's certificate of incorporation or by-laws, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Purchaser is a party or by which Purchaser or its properties or assets may be bound or (iii) violate any Law applicable to Purchaser or any of its properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which do not or could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement.

     5.5 Financing. Purchaser has received a commitment letter (the "Financing Letter"), dated as of May 24, 2001 from Bank One, Kentucky, NA, relating to approximately $25 million in debt financing for the Transactions (the "Financing") which Financing Letter is currently in effect and copies of which have been delivered to the Special Committee. It is anticipated that the Financing will be sufficient to allow Purchaser pay the Offer Price and to allow the Surviving Corporation to pay the Merger Consideration and otherwise to consummate the transactions contemplated hereby.

     5.6 Agreements With the Investor Group Regarding Shares. Purchaser has entered into agreements with each member of the Investor Group pursuant to which the members of the Investor Group will contribute their Shares to Purchaser prior to the Merger. As of the date of the Agreement, neither Purchaser or any member of the Investor Group is a party to any agreement, arrangement or understanding to sell all or substantially all of the assets of the Company or more than 20% of the stock of the Surviving Corporation after the Closing.

     5.7 No Business Activities. Purchaser is not a party to any material agreement and has not conducted any activities other than in connection with its organization, the preparation and negotiation of this Agreement, the procurement of Financing and the consummation of the transactions contemplated hereby.

  6. COVENANTS RELATED TO CONDUCT OF BUSINESS.

     6.1 Conduct of Business of the Company. Except as contemplated by this Agreement, during the period from the date hereof to the Effective Time, the Company will, and will cause each of its subsidiaries to, conduct its operations in the ordinary and usual course of business consistent with past practice, seek to preserve intact its current business organization, seek to keep available the service of its current officers and seek to preserve its relationships with customers, suppliers and others having business dealings with it (subject to the specific provisions of Section 6.1(k) hereof) to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement or in Section 6.1 of the Company Disclosure Schedule, prior to the Effective Time, neither the Company nor any of its subsidiaries will, without the prior written consent of Purchaser:

          (a) amend its certificate of incorporation or by-laws (or other similar governing instrument);

          (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities convertible into or exchangeable for any stock or any equity equivalents (including any stock options or stock appreciation rights);

          (c) (i) split, combine or reclassify any shares of its capital stock;
     (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock; (iii) make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to stockholders in their capacity as such; or (iv) redeem, repurchase or otherwise acquire any of its securities or any securities of any of its subsidiaries;

          (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Merger);

          (e) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any subsidiary;

          (f) (i) incur or assume any long-term or short-term debt or issue any debt securities, except for borrowings under existing lines of credit in the ordinary and usual course of business consistent with past practice;
     (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary and usual course of business consistent with past practice, and except for obligations of the wholly owned subsidiaries of the Company; (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than to the wholly owned subsidiaries of the Company) or routine advances to employees consistent with past practice; (vi) pledge or otherwise encumber shares of capital stock of the Company or its subsidiaries; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create any material Lien thereupon except pursuant to after-acquired property clauses under existing debt instruments;

          (g) enter into or adopt any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund, award or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including the granting of stock appreciation rights or performance units);

          (h) acquire, sell, lease or dispose of any assets outside the ordinary and usual course of business consistent with past practice or any assets which in the aggregate are material to the

     Company and its subsidiaries taken as a whole, or enter into any commitment or transaction outside the ordinary and usual course of business consistent with past practice;

          (i) except as may be required as a result of a change in Law or in generally accepted accounting principles applied on a consistent basis ("GAAP"), change any of the accounting principles or practices used by it;

          (j) revalue in any material respect any of its assets other than in the ordinary and usual course of business consistent with past practice or as required by GAAP;

          (k) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any material contract or agreement, including franchise agreements, or amend in any material respect any material contracts or agreements, including franchise agreements; (iii) authorize any new capital expenditure or expenditures not currently budgeted which, individually, is in excess of $200,000 or, in the aggregate, are in excess of $1,000,000; or (iv) enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action that would be prohibited hereunder;

          (l) make or revoke any Tax election, settle or compromise any Tax liability, or change (or make a request to any taxing authority to change) any aspect of its method of accounting for Tax purposes;

          (m) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary and usual course of business consistent with past practice of liabilities reflected or reserved against in the consolidated financial statements of the Company and its subsidiaries or incurred in the ordinary and usual course of business consistent with past practice or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party;

          (n) settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby;

          (o) enter into any agreement or arrangement that limits or otherwise restricts the Company or any of its subsidiaries or any successor thereto or that could, after the Effective Time, limit or restrict the Surviving Corporation and its affiliates (including the Investor Group) or any successor thereto, from engaging or competing in any line of business or in any geographic area; or

          (p) take, propose to take, or agree in writing or otherwise to take, any of the actions described in Sections 6.1(a) through 6.1(o) or any action which would make any of the representations or warranties of the Company contained in this Agreement (i) which are qualified as to materiality, untrue or incorrect or (ii) which are not so qualified, untrue or incorrect in any material respect.

     6.2 Access to Information. Between the date hereof and the Effective Time, the Company will give Purchaser and its authorized representatives (including counsel, financial advisors and auditors) reasonable access during normal business hours to all employees, offices and other facilities and to all books and records of the Company and its subsidiaries, will permit Purchaser to make such inspections as Purchaser may reasonably require and will cause the Company's officers and those of its subsidiaries to furnish Purchaser with such financial and operating data and other information with respect to the business, properties and personnel of the Company and its subsidiaries as Purchaser may from time to time reasonably request, provided that no investigation pursuant to this Section 6.2 shall affect or be deemed to modify any of the representations or warranties made by the Company.

  7. ADDITIONAL AGREEMENTS.

     7.1 Company Stockholder Meeting; Proxy Statement.

          (a) If required by applicable Law in order to consummate the Merger, the Company, acting through the Board, shall, in accordance with applicable Law, its certificate of incorporation and by-laws:

               (1) as promptly as practicable following the acceptance for payment and purchase of Shares by Purchaser pursuant to the Offer duly call, give notice of, convene and hold a special meeting of its stockholders (the "Company Stockholder Meeting") for the purposes of considering and taking action upon the approval of the Merger and the approval and adoption of this Agreement;

               (2) prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and this Agreement and
          (x) obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with Purchaser, respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement, including any amendment or supplement thereto to be mailed to its stockholders at the earliest practicable date; provided that no amendment or supplement to the Proxy Statement will be made by the Company without consultation with Purchaser and its counsel and (y) use its reasonable best efforts to obtain the necessary approvals of the Merger and this Agreement by its stockholders; and

               (3) unless this Agreement has been terminated in accordance with
          Section 9, subject to the Company's rights pursuant to Section 7.3, include in the Proxy Statement the recommendation of the Board that stockholders of the Company vote in favor of the approval of the Merger and the approval and adoption of this Agreement.

          (b) Purchaser shall vote, or cause to be voted, all of the Shares then owned by it in favor of the approval and adoption of this Agreement.

          (c) Notwithstanding anything else in this Agreement, in the event that Purchaser shall acquire ownership of an aggregate number of the outstanding Shares, pursuant to the Offer or otherwise, sufficient to enable Purchaser or the Company to cause the Merger to become effective under applicable Law without a meeting of stockholders of the Company, the parties hereto shall, at the request of Purchaser and subject to Section 8 below, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the consummation of such acquisition, without a meeting of stockholders of the Company, in accordance with the terms of
     Section 253 of the DGCL.

     7.2 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Offer and the Merger and the other transactions contemplated by this Agreement.

     7.3 Acquisition Proposals.

          (a) From the date hereof until the termination hereof, the Company will not, nor will it permit any of its subsidiaries to, nor will it authorize or permit any officer, director or employee of or any investment banker, attorney, accountant or other advisor or representative of, the Company or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal (as defined in Section 10.12(a)) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate, any Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. Notwithstanding the foregoing, prior to the acceptance for payment of Shares pursuant to the Offer, the Company may, to the extent required by the fiduciary obligations of the Board, as determined in good faith by a majority of the disinterested members thereof after consultation with outside counsel, in response to any Acquisition Proposal that was made by a person whom the Special Committee determines, in good faith after consultation with outside counsel and an independent financial advisor, to be reasonably capable of making a Superior Company Proposal (as defined below), that was not solicited by the Company and that did not otherwise result from a breach of this Section 7.3(a), (x) furnish information with respect to the Company to the person or group making such Acquisition Proposal and its representatives pursuant to a customary confidential agreement and (y) participate in discussions and negotiations with such person or group and its representatives to the extent required regarding such Acquisition Proposal. For purposes of this Agreement, "Superior Company Proposal" means any proposal made by a third party to acquire all or substantially all the equity securities or assets of the Company, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization or a sale of all or substantially all of its assets, (i) on terms which a majority of the disinterested directors of the Company determines in their good faith judgment to represent superior value for the holders of Shares compared to the Offer and the Merger, taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by Purchaser to amend the terms of this Agreement, the Offer and the Merger) and (ii) that is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

          (b) Neither the Board nor the Special Committee will withdraw or modify, or propose to withdraw or modify, in a manner adverse to Purchaser, its approval or recommendation of this Agreement, the Offer or the Merger unless the Board or the Special Committee, after consultation with independent legal counsel determines in good faith that such action is necessary for the Board or the Special Committee to comply with its fiduciary duties under applicable law. Nothing contained in this Section 7.3(b) shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith reasonable judgment of the Board or the Special Committee, after consultation with independent legal counsel, failure so to disclose would be inconsistent with its obligations under applicable Law; provided, that except as otherwise permitted in this Section 7.3(b), the Company shall not withdraw or modify, or propose to withdraw or modify, its position with respect to the Offer or the Merger or approve or recommend, or propose to approve or recommend, an Acquisition Proposal. Notwithstanding anything contained in this Agreement to the contrary, any action by the Board or the Special Committee permitted by, and taken in accordance with, this Section 7.3(b) shall not constitute a breach of this Agreement by the Company. Nothing in this Section 7.3(b) shall (i) permit the Company to terminate this Agreement (except as provided in Section 9 hereof) or (ii) affect any other obligations of the Company under this Agreement.

     7.4 Public Announcement. Purchaser and the Company will consult with one another before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or by obligations pursuant to any listing agreement with NASDAQ, as reasonably determined in good faith, after consultation with legal counsel, by Purchaser or the Company, as the case may be.

     7.5 Indemnification; Directors' and Officers' Insurance.

          (a) Following the Effective Time, Purchaser shall cause the Surviving Corporation, to the fullest extent permitted by applicable Law, to indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, agent, representative or employee of the Company (each an "Indemnified Party" and, collectively, the "Indemnified Parties") against all losses, expenses (including reasonable attorneys' fees and expenses), claims, damages, or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time and whether asserted or claimed prior to, at or after the Effective Time that are in whole or in part (i) based on, or arising out of the fact that such person is or was a director, officer, agent, representative or employee of the Company or (ii) based on, arising out of or pertaining to the transactions contemplated by this Agreement. In the event of any such loss, expense, claim, damage or liability (whether or not arising before the Effective Time), (i) the Surviving Corporation shall advance the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Surviving Corporation, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the DGCL and upon receipt of any affirmation and undertaking required by the DGCL, (ii) the Surviving Corporation will cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the DGCL and the Company's certificate of incorporation or by-laws shall be made by independent counsel mutually acceptable to Purchaser and the Indemnified Party; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent. The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between positions of any two or more Indemnified Parties.

          (b) For a period of three (3) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the policies of directors' and officers' liability insurance maintained by the Company for the benefit of those persons who are covered by such policies at the Effective Time (or the Surviving Corporation may substitute therefor policies of at least the same coverage with respect to matters occurring prior to the Effective Time), to the extent that such liability insurance can be maintained annually at a cost to the Surviving Corporation not greater than 150 percent of the premium for the current Company directors' and officers' liability insurance; provided that if such insurance cannot be so maintained or obtained at such costs, the Surviving Corporation shall maintain or obtain as much of such insurance as can be so maintained or obtained at a cost equal to 150 percent of the current annual premiums of the Company for such insurance.

          (c) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 7.5.

          (d) To the fullest extent permitted by Law, from and after the Effective Time, all rights to indemnification now existing in favor of the employees, agents, directors or officers of the Company with respect to their activities as such prior to the Effective Time, as provided in the Company's certificate of incorporation or by-laws, in effect on the date thereof or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than three (3) years from the Effective Time.

          (e) The provisions of this Section 7.5 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

     7.6 Notification of Certain Matters. The Company shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement, which is qualified as to materiality, to be untrue or inaccurate, or any representation or warranty not so qualified, to be untrue or inaccurate in any material respect at or prior to the Effective Time, (ii) any material failure of the Company or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any notice or other communication relating to a default or event which, with notice or lapse of time or both, would become a default, received by it or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract or agreement material to the financial condition, properties, businesses or results of operations of it and its subsidiaries taken as a whole to which it or any of its subsidiaries is a party or is subject, (iv) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, or (v) any Material Adverse Effect in their respective financial condition, properties, businesses or results of operations, taken as a whole, other than changes resulting from general economic conditions; provided, however, that the delivery of any notice pursuant to this Section 7.6 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     7.7 SEC Filings. Each of Purchaser and the Company shall promptly provide the other party (or its counsel) with copies of all filings made by the other party or any of its subsidiaries with the SEC or any other Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

     7.8 Antitakeover Statutes. If any Takeover Statute is or may become applicable to the Transactions, Purchaser and the Company shall take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on the Transactions.

     7.9 Stockholder Litigation. The Company shall give Purchaser reasonable opportunity to participate in the defense of any stockholder litigation against the Company and/or its officers and directors relating to the transactions contemplated hereby.

     7.10 Contribution of Shares. Prior to the Merger, Purchaser will acquire the Shares owned by the Investor Group.

  8. CONDITIONS TO CONSUMMATION OF THE MERGER.

     8.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party to consummate the Merger are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in party by the party being benefitted thereby, to the extent permitted by applicable Law:

          (a) This Agreement shall have been approved and adopted by the Company Requisite Vote, if required by applicable Law.

          (b) There shall not be in effect any Law of any Governmental Entity of competent jurisdiction, restraining, enjoining or otherwise preventing consummation of the transactions contemplated by this Agreement or permitting such consummation only subject to any condition or restriction that has or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company (or an effect on Purchaser that, were such effect applied to the Company and its subsidiaries, has or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company).

          (c) Purchaser or its affiliates shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer.

     8.2 Condition to Purchaser's Obligations to Effect the Merger. Purchaser shall not be obligated to consummate the Merger if more than 5% of the total outstanding Shares are Dissenting Shares.

  9. TERMINATION; AMENDMENT; WAIVER.

     9.1 Termination. This Agreement may be terminated and the Offer and Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company:

          (a) By the mutual written consent of Purchaser and the Company;

          (b) By either of Purchaser or the Company if (i) a statute, rule or executive order shall have been enacted, entered or promulgated prohibiting the Transactions on the terms contemplated by this Agreement or (ii) any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the Transactions and such order, decree, ruling or other action shall have become final and non-appealable.

          (c) By either of Purchaser or the Company if the Merger has not been consummated on or before the one hundred eightieth (180th) day following the commencement of the Offer (or, if such date is not a business day in the United States, the first such business day thereafter); provided, that the party seeking to terminate this Agreement pursuant to this Section 9.1(c) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger on or before such date;

          (d) By the Company:

               (1) if the Board or the Special Committee has properly elected to terminate this Agreement in accordance with the provisions of Section 7.3;

               (2) if Purchaser shall have terminated the Offer or the Offer expires without Purchaser purchasing any Shares pursuant thereto; provided, that the Company may not terminate this Agreement pursuant to this Section 9.1(d)(2) if the Company is in material breach of this Agreement; or

               (3) If there shall be a material breach by Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement.

          (e) By Purchaser:

               (1) If prior to the purchase of the Shares pursuant to the Offer,
          (A) the Company shall have breached the obligations set forth in
          Section 7.3, (B) the Board or the Special Committee, as the case may be, shall have withdrawn, or modified or changed in a manner adverse to Purchaser its approval or recommendation of the Offer, this Agreement or the Merger or shall have recommended or approved another Acquisition Proposal, or (C) the Board or the Special Committee, as the case may be, shall have resolved to take any of the foregoing actions; or

               (2) if Purchaser shall have terminated the Offer as a result of the failure of any of the conditions set forth in Exhibit A to be satisfied without Purchaser purchasing any Shares thereunder; provided that Purchaser may not terminate this Agreement pursuant to this
          Section 9.1(e)(2) if Purchaser is in material breach of this Agreement; or

               (3) if there shall be a material breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement; or

               (4) if, since the date of the Agreement, there shall have occurred any event, circumstance, change, effect or development, including current pending litigation, that, individually or in the aggregate with any other events, circumstances, changes, effects or developments, has had or would reasonably be expected to have a Material Adverse Effect on the Company.

     9.2 Effect of the Termination. In the event of termination of this Agreement by either the Company or Purchaser as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Purchaser or the Company, other than the provisions of this Section 9.2, Section 9.3 and Section 10 and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

     9.3 Fees and Expenses.

          (a) If this Agreement is terminated by the Company pursuant to Section 9.1(d)(1) or if Purchaser terminates this Agreement pursuant to Section 9.1(e), then the Company shall pay to Purchaser, at the time of termination, an amount equal to Purchaser's actual reasonably documented out-of-pocket expenses incurred by Purchaser in connection with the Offer, the Merger, this Agreement and the consummation of the Transactions, including attorneys' fees and expenses and the fees (other than any break-up, success or other contingent fee) and out-of-pocket expenses payable to all banks, investment banking firms and other financial institutions and persons and their respective agents and counsel incurred in connection with acting as Purchaser's financial advisor with respect to, or arranging or committing to provide or providing any financing for, the Transactions up to an aggregate of $1.0 million (the "Expenses"). Any payments required to be made pursuant to this Section 9.3 shall be made by wire transfer of same day funds to an account designated by Purchaser.

          (b) The Company shall pay all Company Taxes, such as (a) transfer, stamp and documentary Taxes or fees and (b) sales, use, gains, real property transfer and other or similar Taxes or fees, incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

          (c) The Company acknowledges that the agreements contained in this
     Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Purchaser would not have entered into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 9.3, and, in order to obtain such payment, Purchaser commences a suit which results in a judgment against the Company for the fee set forth in this Section 9.3, the Company shall pay to Purchaser its costs and expenses (including attorneys' fees) in connection with such suit, together with interest from the date of termination of this Agreement on the amounts owed at the prime rate of Citibank, N.A. in effect from time to time during such period plus two percent.

     9.4 Amendment. This Agreement may be amended by action taken by the Company and Purchaser at any time before or after approval of the Merger by the Company Requisite Vote but, after any such approval, no amendment shall be made which requires the approval of such stockholders under applicable Law without such approval; provided, however, that no amendment shall be made without the approval of the Special Committee. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

     9.5 Extension; Waiver. At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations or warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto, or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

  10. MISCELLANEOUS.

     10.1 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement or in any exhibit, schedule or instrument delivered pursuant to this Agreement shall survive beyond the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time of this
Section 10. This Section 10.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     10.2 Entire Agreement; Assignment.

          (a) This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

          (b) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law (including by merger or consolidation) or otherwise. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     10.3 Notices. All notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (i) five business days following sending by registered or certified mail, postage prepaid, (ii) when sent if sent by facsimile; provided, that the fax is promptly confirmed by telephone confirmation thereof, (iii) when delivered, if delivered personally to the intended recipient and (iv) one business day following sending by overnight delivery via a national courier service, and in each case, addressed to a party at the following address for such party:

                if to Purchaser:     Douglas S. Stephens
                                     PJ Acquisition Corp.
                                     c/o PJ America, Inc.
                                     2300 Resource Drive
                                     Birmingham, AL 35242
                                     (205) 981-2800 (phone)
                                     (205) 981-2888 (fax)

                with a copy to:      Ivan M. Diamond, Esq.
                                     Greenebaum Doll & McDonald PLLC
                                     3300 National City Tower
                                     Louisville, Kentucky 40202
                                     (502) 587-3534 (phone)
                                     (502) 540-2134 (fax)
                if to the Company:   David Lloyd
                                     PJ America, Inc.
                                     2300 Resource Drive
                                     Birmingham, AL 35242
                                     (205) 981-2800 (phone)
                                     (205) 981-2888 (fax)

                with a copy to:      J. Patrick Ryan, Esq.
                                     Akin, Gump, Strauss, Hauer & Feld LLP
                                     300 Convent Street, Suite 1500
                                     San Antonio, TX 78205
                                     (210) 281-7232 (phone)
                                     (210) 224-2035 (fax)

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

     10.4 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the choice of Law principles thereof.

     10.5 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     10.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and, except as provided in Section 7.5, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     10.7 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) if necessary, a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

     10.8 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at Law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a federal or state court sitting in the State of Delaware.

     10.9 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other party hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.9.

     10.10 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     10.11 Interpretation.

          (a) Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. The term Agreement shall include all exhibits and schedules attached hereto.

          (b) The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to June 28, 2001.

          (c) All references to sections shall refer to sections of this Agreement unless the context clearly indicates otherwise.

          (d) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

     10.12 Definitions.

          (a) "Acquisition Proposal" means an offer or proposal regarding any of the following (other than the transactions contemplated by this Agreement) involving the Company or any of its subsidiaries: (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or a significant portion of the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or series of related transactions; (iii) any tender offer or exchange offer for ten percent (10%) or more of the outstanding shares of Common Stock or the filing of any document under the Securities Act of 1933, as amended, or Exchange Act in connection therewith; (iv) any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the transactions contemplated by this Agreement; or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

          (b) "DGCL" means the Delaware General Corporation Law.

          (c) "Law" means any law, statute, order, writ, injunction, decree, ordinance, award, stipulation, statute, judicial or administrative doctrine, rule or regulation entered by any Governmental Entity.

          (d) "Material Adverse Effect" means with respect to any entity, any event, circumstance, change, effect or development that, individually or in the aggregate with all other events, circumstances, changes, effects or developments, is or would reasonably be expected to be materially adverse to (i) the assets, liabilities, properties, condition (financial or otherwise), results of operations or prospects of such entity and its subsidiaries taken as a whole or (ii) the ability of such party to consummate the transactions contemplated by this Agreement; provided, however, that, in the case of the Company, a Material Adverse Effect shall not include any event, circumstance, change, effect or development currently contemplated.

          (e) "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

          (f) "SEC" means the United States Securities and Exchange Commission.

          (g) "Subsidiary" means, when used with reference to any entity, any corporation or other organization, whether incorporated or unincorporated,
     (i) of which such party or any other subsidiary of such party is a general or managing partner or (ii) a majority of the outstanding voting securities or interests of which, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries.

          (h) "Tax" or "Taxes" means all Taxes, charges, fees, imposts, levies, or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated Taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to Tax or additional amounts imposed by any taxing authority (domestic or foreign) and shall include any transferee liability in respect of Taxes, any liability in respect of Taxes imposed by contract, Tax sharing agreement, tax indemnity agreement or any similar agreement.

                  [Remainder of page intentionally left blank.]

     IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first written above.



                                        PJ AMERICA, INC.

                                        By:    /s/ D. Ross Davison
                                               ---------------------------------
                                        Name:   D. Ross Davison
                                        Title:  Vice President Administration,
                                                 Chief Financial Officer And
                                                 Treasurer ("Company")


                                        PJ ACQUISITION CORP.

                                        By:    /s/ Douglas S. Stephens
                                               ---------------------------------
                                        Name:  Douglas S. Stephens
                                        Title: President and Chief Executive
                                                Officer ("Purchaser")

                                                                       EXHIBIT A

                             CONDITIONS TO THE OFFER

     Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement and Plan of Merger of which this Exhibit A is a part. Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment, purchase or pay for, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and, subject to the terms of the Agreement, may delay acceptance for payment or terminate the Offer and not accept for payment any tendered Shares, if at any time on or after the date of the Agreement and prior to the acceptance for payment of Shares pursuant to the Offer, any of the following events shall occur:

(a) there shall be any Law enacted, promulgated or deemed applicable to the Offer or the Merger, or any suit, action or proceeding by any Governmental Entity shall be pending (i) challenging or seeking to make illegal, materially delay, or otherwise, directly or indirectly, restrain or prohibit or make materially more costly, the making of the Offer, the acceptance for payment of any tendered Shares, or the purchase of Shares, or the consummation of the Merger, or seeking to obtain material damages in connection with the Offer or the Merger, (ii) seeking to prohibit or impose any material limitations on Purchaser's ownership or operation of all or a material portion of the Company's businesses or assets, (iii) seeking to compel Purchaser to dispose of or hold separate any material portion of the business or assets of the Company, (iv) seeking to impose material limitations on the ability of Purchaser, or rendering Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, (v) imposing material limitations on the ability of Purchaser effectively to exercise full rights of ownership of the Shares, including the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders, (vi) limit or prohibit any material business activity by Purchaser, including requiring the prior consent of any person or entity (including any Governmental Entity) to future transactions by Purchaser, or (vii) which otherwise would reasonably be expected to have a Material Adverse Effect on the Company or, the Surviving Corporation; or

(b) there shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, the American Stock Exchange or in the Nasdaq National Market System (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (2) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (3) any limitation or proposed limitation (whether or not mandatory) by any United States Governmental Entity that has a material adverse effect generally on the extension of credit by banks or other financial institutions, or (4) in the case of any of the situations in clauses (1) through (3) inclusive, existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

(c) the representations and warranties of the Company set forth in the Agreement shall not be true and accurate as of the date of consummation of the Offer as though made on or as of such date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period) except, in each case where the failures of such representations and warranties to be true and accurate (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) do not or would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company; or

(d) the Company shall have failed to perform, in any material respect, any obligation or to comply, in any material respect, with any material agreement or covenant of the Company to be performed or complied with by it under the Agreement; or

(e) the Board or the Special Committee (i) shall have withdrawn, or modified or changed in a manner adverse to Purchaser (including by amendment of the Schedule 14D-9) its recommendation of the Offer, the Agreement, or the Merger, (ii) shall have recommended an Acquisition Proposal, or (iii) shall have adopted any resolution to effect any of the foregoing; or

(f) since the date of the Agreement there shall have occurred any event, circumstance, change, effect or development, including current pending litigation, that, individually or in the aggregate with any other events, circumstances, changes, effects or developments, has had or would reasonably be expected to have a Material Adverse Effect on the Company; or

(g) the Agreement shall have been terminated in accordance with its terms; which in the sole judgment of Purchaser, and regardless of the circumstances (including any action or inaction by Purchaser) giving rise to such condition makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payments for Shares; or

(h) that number of Shares that together with the any Shares then owned by the Investor Group constitutes at least 90% of the outstanding common stock have not been validly tendered prior to the expiration of the Offer; or

(i) the Purchaser shall not have received proceeds from the Financing in an amount sufficient to consummate the Offer and the Merger, pursuant to the terms of the Financing Letter or on substantially similar terms.

     The foregoing conditions are for the sole benefit of Purchaser and may be waived by Purchaser, in whole or in part, at any time and from time to time, in the sole discretion of Purchaser. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

                                      A-2